Larry Kristof

Contractor Proposal
(the “Agreement”)

1.      Client's name and address

Mantra Energy Alternatives Ltd.
1205 – 207 W. Hastings St.
Vancouver, BC
V6B 1H7

2.      Background

Mantra has a patent pending process for the "Continuous Co-Current Electrochemical Reduction of Carbon Dioxide" (ERC), developed by Professor Colin Oloman and Dr. Hui Li in the Clean Energy Research Centrer (CERC) at University of British Columbia in Vancouver, Canada. The ERC process takes carbon dioxide and water, combined with electricity, to produce fuels and chemicals such as formic acid, formates and oxygen. The investigation of ERC process was summarized in four papers and published in various journals.

Carbon dioxide is a greenhouse gas and a main contributor to climate change. Scientists and innovators are therefore looking at methods to deal with the CO2 released so that it doesn’t enter our atmosphere. These methods currently include capturing the gas and injecting it underground for storage in a process called carbon sequestration. However, as of yet, a full carbon capture and storage system for large-scale power plants is not a proven cost effective option.  Safety is not established.

The ERC process offers an innovative alternative to carbon sequestration with many potential advantages. The first advantage is that the ERC, instead of addressing carbon dioxide as the problem, harnesses its chemical properties as part of the solution. Capitalizing on the abundance of carbon dioxide being released from fossil fuel combustion the ERC converts CO2 to useful, financially profitable products. The second advantage is that the process is driven by electric energy that can be taken from an electric power grid supplied by hydro, wind, solar, tidal or nuclear energy (all renewable). Lastly, there is potential for this technology to be applied in a closed-loop fuel cell cycle, whereby carbon dioxide is converted into a fuel (formic acid) that is then used in a fuel cell to generate energy.

3.      Objective

   Mantra will contract Kemetco Research, a technology development and scientific contract research company in Richmond, BC, Canada, to launch and operate the ERC process development project.

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The overall objective is to establish the technical basis for electro-reduction of carbon dioxide to formate via a continuous electrochemical reactor.  The details of the process to be undertaken have been agreed upon and disclosed in the proposal presented to the Mantra on January 28, 2009 (the “Proposal”).

4.      Statement of Work

         Kemetco Research has agreed to undertake all specific tasks outlined in the Proposal to achieve the Objective as defined in Section 3 of this Agreement and in accordance with all terms of this Agreement.

5.      Effort and costs

Contractor’s Rate:  $20,368 Per Month (Includes use of a Project Manager, Senior Scientist, Technologist).

Estimated Length of Project:    10 Months

Estimated Labour:      $203,680

This contract may be extended as the same Contractor Rate at the request of the client.

All purchases and expenses made by Kemetco on behalf of the client will be billed at cost plus 15%

         An estimate of the cost of purchases for required materials and expenses is $70,000 (although actual costs may vary as more information is obtained during the course of the work).

6.      Deliverables

Reporting and deliverables will be as follows:

•	A final, written report summarizing all research findings, will be issued at the end of the contract.

•	Kemetco will maintain documented records of all the work performed, which will become the property of Mantra. These records will be made available to Mantra at their request.

7.      Schedule

•	Start date: April 1, 2009

•	Estimated time required to complete the project: 10 Months

8.      Establish technology ownership and/or licensing agreement issues.

   Technology is owned 100% by the client.

9.      Acceptance

Proposal Submitted by:	Proposal Accepted by:

/s/ Norman Chow Norman Chow	/s/ Larry Kristof Larry Kristof
Kemetco Research Inc. #445 – 5600 Parkwood Way Richmond, BC V6V 2M2 Tel: (604) 273-3600 Fax: (604) 273-3609 Date: January 29, 2009	Mantra Energy Alternatives Ltd. 1205 – 207 W. Hastings St. Vancouver, BC V6B 1H7 Tel: (604) 609-2898 Date: January 29, 2009